CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated May 28,2024, relating to the financial statements and financial highlights, which appears in GQG Partners International Quality Value Fund (formerly GQG Partners International Quality Dividend Income Fund), GQG Partners US Quality Value Fund (formerly GQG Partners US Quality Dividend Income Fund), and GQG Partners Global Quality Value Fund’s (formerly GQG Partners Global Quality Dividend Income Fund) Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 9, 2024